Exhibit 10.1

Execution Version

STOCK REPURCHASE AGREEMENT

This Stock Repurchase Agreement (this “Agreement”) is made and entered into as of September 13, 2017, by and between Arch Coal, Inc., a Delaware corporation (the “Company”), and each stockholder of the Company listed on Schedule A hereto (each, a “Seller,” and together, the “Sellers”).

RECITALS

A.                                    The Company desires to repurchase from the Sellers, and the Sellers desire to sell to the Company, a total of 750,000 shares of Class A Common Stock of the Company, par value $.01 per share (the “Shares”), on the terms and conditions set forth in this Agreement.

B.                                    The Company is permitted, pursuant to Sections 154, 160 and 244 of the General Corporation Law of the State of Delaware, its Amended and Restated Certificate of Incorporation and its Amended and Restated Bylaws, to repurchase the Shares on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows.

1.                                      Purchase and Sale of Shares.  Subject to the terms and conditions of this Agreement, the Company hereby agrees to purchase the Shares, and each Seller hereby agrees to sell to the Company the number of Shares set forth opposite such Seller’s name on Schedule A hereto, for a purchase price of $74.33 per share, resulting in an aggregate purchase price of $55,747,500 (the “Purchase Price”), as provided herein.

2.                                      Closing.  The closing of the purchase and sale of the Shares (the “Closing”) shall occur at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022 on September 19, 2017, or such other date thereafter as is mutually agreed in writing by the Company and the Sellers (the “Closing Date”). At the Closing, the following deliveries will be made:

(a)                                 By the Company.  The Company will deliver to the Sellers full payment of the Purchase Price, by wire transfer to the bank account designated by the Sellers in writing at least one business day prior to the Closing; and

(b)                                 By the Sellers.

(i)                                     The Sellers will deliver to the Company, in form reasonably acceptable to the Company, such documents as may be reasonably required in order to effect a transfer of the Shares on the books of American Stock Transfer & Trust Company, LLC from the Sellers to the Company.

(ii)                                  Each Seller that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the

“Code”), shall deliver to the Company a properly completed and duly executed IRS Form W-9.

(iii)                               Each Seller that is not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non-US Seller”) and that is a partnership for U.S. federal income tax purposes shall deliver to the Company a properly completed and duly executed IRS Form W-8IMY, together with a withholding statement, withholding certificates from each of its beneficial owners and such other documentation as may be required to claim (A) a full exemption from U.S. federal withholding tax under Sections 1471 through 1474 of the Code and (B) any applicable exemption from U.S. federal withholding tax under Section 1441 of the Code.

(iv)                              Each Non-US Seller that is a corporation for U.S. federal income tax purposes shall deliver to the Company a properly completed and duly executed IRS Form W-8BEN-E, claiming (A) a full exemption from U.S. federal withholding tax under Sections 1471 through 1474 of the Code and (B) any applicable exemption from U.S. federal withholding tax under Section 1441 of the Code.

3.                                      Representations and Warranties of the Company.  The Company hereby represents and warrants to the Sellers as follows:

(a)                                 The Company is a corporation validly existing under the laws of Delaware and has full legal right and corporate power and authority to enter into this Agreement and to consummate the transactions provided for herein.

(b)                                 The execution, delivery and performance by the Company of this Agreement have been duly authorized by all requisite corporate action of the Company. This Agreement, when executed and delivered by both parties, will be a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

(c)                                  The execution and delivery of, and performance by the Company of the Company’s obligations under, this Agreement do not and will not (i) violate or conflict with, in any respect, (A) any provision of law, rule or regulation, (B) any order, judgment or decree of any court or other agency or government applicable to the Company, (C) any provision of the Company’s organizational documents or (D) any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license, whether written or oral, express or implied, to which the Company is a party or by which it is bound, or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time, or both) a default under, or result in the creation or imposition of any pledge, lien, security interest, encumbrance, claim or equitable or legal interest (collectively, a “Lien”) upon any of the property or assets of the Company pursuant to any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license, whether written or oral, express or implied, to which the Company is a party or by which it is bound, except, in the case of clauses (i)(A), (i)(B), (i)(D) and (ii), for any such violations, conflicts, breaches, defaults or events that would not, individually or in the aggregate, impair the ability of the Company to purchase the Shares or to consummate the transactions contemplated by this Agreement.

(d)                                 All consents, approvals, authorizations and orders required for the execution and delivery of this Agreement and the purchase of the Shares under this Agreement by the Company have been obtained and are in full force and effect, and the execution and delivery of this Agreement by the Company and the purchase of the Shares under this Agreement by the Company do not require (except for filings pursuant to 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) any filings with any governmental authority or court, or body or arbitrator having jurisdiction over the Company, except, in each case, as have already been made, obtained or waived or where the failure to obtain any such consent, approval, authorization, order or filing would not impair the ability of the Company to purchase the Shares or to consummate the transactions contemplated by this Agreement.

(e)                                  There is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened that questions the validity of this Agreement, or the right of the Company to enter into this Agreement or to consummate the transactions contemplated by this Agreement. There are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against the Company that question the validity of this Agreement, or the right of the Company to enter into this Agreement or to consummate the transactions contemplated by this Agreement.

(f)                                   The Company has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Sellers could become liable or otherwise obligated.

4.                                      Representations, Warranties and Covenants of the Sellers.  Each Seller hereby represents, warrants and agrees with the Company as follows:

(a)                                 Such Seller is validly existing under the laws of its jurisdiction of organization and has full legal right, power and authority to enter into this Agreement and to consummate the transactions provided for herein.

(b)                                 The execution, delivery and performance by such Seller of this Agreement have been duly authorized by all requisite action of such Seller. This Agreement, when executed and delivered by the parties, will be a valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, except as the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

(c)                                  Such Seller is, and at the Closing will be, the sole legal owner of and, will hold valid marketable title to, the Shares, free and clear of any Lien, and such

Seller has not granted any rights to or interest in the Shares to any other person or entity. Such Seller further agrees not to sell, transfer, pledge or encumber the Shares or suffer any lien, security interest, claim or equitable or legal interest to attach to the Shares other than pursuant to this Agreement.

(d)                                 All consents, approvals, authorizations and orders required for the execution and delivery of this Agreement and the transfer of the Shares under this Agreement by such Seller have been obtained and are in full force and effect, and the execution and delivery of this Agreement by such Seller and the transfer of the Shares under this Agreement by such Seller do not require (except for filings pursuant to Section 16 or Regulation 13D under the Exchange Act) any filings with any governmental authority or court, or body or arbitrator having jurisdiction over such Seller, except, in each case, as have already been made, obtained or waived or where the failure to obtain any such consent, approval, authorization, order or filing would not impair the ability of such Seller to purchase the Shares or to consummate the transactions contemplated by this Agreement.

(e)                                  Such Seller (1) is a sophisticated person familiar with transactions similar to those contemplated by this Agreement, (2) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the transfer of the Shares and (3) has independently and without reliance upon the Company, and based on such information and the advice of such advisors as such Seller has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Seller has asked questions of the Company and has made a full evaluation of the risks and merits of the repurchase transaction that is the subject of this Agreement. Such Seller hereby waives any right to additional consideration with respect to the Shares. Such Seller acknowledges that none of the Company or its affiliates or agents is acting as a fiduciary or financial or investment adviser to such Seller, and has not given such Seller any investment advice, opinion or other information on whether the transfer of the Shares is prudent. Such Seller understands and acknowledges that the Company is not making, and has not made, any statement, representation or warranty to such Seller concerning: (i) the fairness or adequacy of the Purchase Price, (ii) the current or likely future value of the Shares, (iii) the markets, business, products, management, technical or marketing capabilities, financial affairs or prospects of the Company or (iv) any other matter that has been relied upon by such Seller or such Seller’s legal counsel or advisors in assessing the value of the Shares or determining whether to enter into this Agreement upon the terms and conditions set forth herein.

(f)                                   Such Seller acknowledges that (i) the Company or its affiliates or agents currently may have, and later may come into possession of, information with respect to the Company that is not known to such Seller and that may be material to a decision to transfer the Shares (“Seller Excluded Information”), (ii) such Seller has determined to transfer the Shares notwithstanding its lack of knowledge of the Seller Excluded Information and (iii) none of the Company or its affiliates or agents shall have any liability to such Seller, and such Seller waives and releases any claims that it might have against the Company or its affiliates or agents whether under applicable securities laws or otherwise, with respect to the nondisclosure of the Seller Excluded Information in connection with the transfer of the Shares and the transactions contemplated by this

Agreement. Such Seller understands that the Company and its affiliates and agents will rely on the accuracy and truth of the foregoing representations, and such Seller hereby consents to such reliance.

(g)                                  Such Seller has reviewed with its own tax advisors the federal, state, local and foreign tax consequences of this sale of the Shares and the transactions contemplated by this Agreement. Such Seller is relying solely on such advisors and not on any statements or representations of the Company, the Company’s counsel or auditors or any of the Company’s agents. Such Seller understands that it (and not the Company) shall be solely responsible for its own tax liability that may arise as a result of this sale of the Shares or the transactions contemplated by this Agreement.

(h)                                 The execution and delivery of, and performance by such Seller of such Seller’s obligations under, this Agreement do not and will not (i) violate or conflict with, in any respect, (A) any provision of law, rule or regulation, (B) any order, judgment or decree of any court or other agency or government applicable to such Seller, (C) any provision of such Seller’s organizational documents or (D) any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license, whether written or oral, express or implied, to which such Seller is a party or by which it is bound, or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time, or both) a default under, or result in the creation or imposition of any Lien upon any of the property or assets of such Seller pursuant to any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license, whether written or oral, express or implied, to which such Seller is a party or by which it is bound, except, in the case of clauses (i)(A), (i)(B), (i)(D) and (ii), for any such violations, conflicts, breaches, defaults or events that would not, individually or in the aggregate, impair the ability of such Seller to transfer the Shares or to consummate the transactions contemplated by this Agreement.

(i)                                     There is no action, suit, proceeding or investigation pending or, to such Seller’s knowledge, currently threatened that questions the validity of this Agreement, or the right of such Seller to enter into this Agreement or to consummate the transactions contemplated by this Agreement. There are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against such Seller that question the validity of this Agreement, or the right of such Seller to enter into this Agreement or to consummate the transactions contemplated by this Agreement.

(j)                                    Such Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Company could become liable or otherwise obligated.

(k)                                 The Purchase Price payable to the Sellers for the sale of the Shares is not subject to U.S. federal withholding tax, including under Sections 1441, 1445, and 1471 through 1474 of the Code. The purchase of Shares from each Seller constitutes a “substantially disproportionate redemption of stock,” as provided in Section 302(b)(2) of the Code, with respect to such Seller. The Shares offered by each Seller do not constitute “United States real property interests” within the meaning of Section 897(c) of the Code and the Treasury Regulations thereunder. No Seller that is not a partnership for U.S. federal income tax purposes owns, or has owned within the shorter of (i) such Seller’s holding period for the Shares and (ii) the five year period ending on the Closing Date, more than 5% of the fair market value of the Company’s Class A Common Stock. No partner of a Seller that is a partnership for U.S. federal income tax purposes (a “Partnership Seller”) and, to the knowledge of the Sellers, no beneficial owner of such partner if such partner is itself a partnership or other flow-through entity for U.S. federal income tax purposes, owns, or has owned within the shorter of (i) such Seller’s holding period for the Shares and (ii) the five year period ending on the Closing Date, more than 5% of the fair market value of the Company’s Class A Common Stock through its equity interest in one or more Partnership Sellers.

5.                                      Conditions of the Sellers’ Obligations at Closing.  The obligation of the Sellers to sell the Shares is subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

(a)                                 The representations and warranties contained in Section 3 hereof shall be true and correct in all respects as of the Closing.

(b)                                 The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before the Closing.

(c)                                  No government, court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the sale of the Shares by the Sellers illegal or otherwise prohibiting or preventing consummation of the sale of the Shares by the Sellers.

6.                                      Conditions of the Company’s Obligations at Closing.  The obligation of the Company to purchase the Shares is subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

(a)                                 The representations and warranties contained in Section 4 hereof shall be true and correct in all respects as of the Closing.

(b)                                 Each Seller shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by each Seller on or before the Closing.

(c)                                  No government, court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the purchase of the Shares by the Company illegal or otherwise prohibiting or preventing consummation of the purchase of the Shares by the Company.

7.                                      Termination.  This Agreement shall terminate and the terms and conditions set forth herein shall be of no further force or effect (i) upon mutual agreement in writing by the Company and the Sellers or (ii) on September 22, 2017, provided the Closing has not occurred by such date; and provided that termination under this clause (ii) shall not excuse a party from liability for any breaches of this Agreement by such party prior to termination.

8.                                      Covenant Against Transfer.  Each Seller covenants that, upon signing this Agreement, it will not take any action to transfer the Shares to a third party or otherwise take any action to subject the Shares to any Lien.

9.                                      Tax Indemnity.  The Sellers shall, jointly and severally, indemnify, save and hold the Company harmless from and against (a) any and all Losses incurred that are directly attributable to (i) any breach or inaccuracy of any representation set forth in Section 4(k) hereof or (ii) any U.S. federal withholding taxes imposed with respect to the payment of the Purchase Price and (b) any Losses arising out of or resulting from the receipt of any payment pursuant to this Section 9. The term “Losses” shall mean any and all Taxes and reasonable expenses (including reasonable fees and expenses of attorneys, auditors, consultants and other agents), in each case to the extent paid by the Company, and the term “Taxes” shall mean (x) any federal, state or local tax, duty, fee, assessment or other similar governmental charge (including all interest and penalties thereon and additions thereto) and (y) any loss of or utilization of any net operating loss or other tax attribute. As a condition to the obligations in this Section 9, in the event that the Company becomes aware of any event or matter that could result in an indemnification obligation hereunder, the Company shall promptly (and in any event, prior to paying any Losses) notify the Sellers of such event or matter and shall give the Sellers a reasonable amount of time to pay any Losses directly prior to the Company paying any such Losses. For the avoidance of doubt, Section 4(k) hereof and this Section 9 shall survive the Closing Date, and shall survive until 90 days following the expiration of the applicable statute of limitations.

10.                               Further Assurances.  Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

11.                               Legal and Equitable Remedies.  Each party has the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies such party may have at law or in equity for breach of this Agreement.

12.                               Costs.  Each party will pay its own legal and other fees in connection with the negotiation and preparation of this Agreement; provided that if any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable and documented attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

13.                               Entire Agreement.  This Agreement constitutes the entire agreement between the Company and the Sellers with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. The Sellers acknowledge that neither the Company nor its agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing the Sellers to execute this Agreement, and the Sellers acknowledge that it has executed this Agreement in reliance only upon such promises as are contained herein. The Company acknowledges that none of the Sellers nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing the Company to execute this Agreement, and the Company acknowledges that it has executed this Agreement in reliance only upon such promises as are contained herein.

14.                               Modification.  It is expressly agreed that this Agreement may not be altered, amended, modified or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by each of the parties to this Agreement.

15.                               Severability.  If any provision of this Agreement, or any part of any such provision, is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction and (c) such invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement and is separable from every other part of such provision.

16.                               Notices.  All notices, requests and other communications to any party required or permitted to be given hereunder shall be in writing and shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission, if to the Company:

Arch Coal, Inc.

One CityPlace Drive

Suite 300,

St. Louis, Missouri 63141

Attention: Robert Jones

Fax: (314) 994-2736

with a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention:  Charles E. Carpenter, Keith L. Halverstam

Fax: (212) 751-4864

and if to any Seller, at the address for such Seller listed on the signature pages below or otherwise provided to the Company. Each party hereto shall be entitled to specify a different address or facsimile number for the receipt of subsequent notices or other communications by giving written notice thereof to the other party in accordance with this Section 15.

17.                               Governing Law.  This Agreement will be governed by the laws of the State of New York without regard to conflicts of laws principles.

18.                               Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be an original, but all of which together will constitute one instrument.

19.                               Headings.  The headings contained in this Agreement are included for purposes of convenience only, and do not affect the meaning or interpretation of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

ARCH COAL, INC.

By:	/s/ Robert G. Jones
Name:	Robert G. Jones
Title:	Senior Vice President — Law, General Counsel and Secretary

SELLERS:

MONARCH ALTERNATIVE SOLUTIONS MASTER FUND LTD
MONARCH CAPITAL MASTER PARTNERS III LP
MCP HOLDINGS MASTER LP
MONARCH DEBT RECOVERY MASTER FUND LTD
P MONARCH RECOVERY LTD

By MONARCH ALTERNATIVE CAPITAL LP,
as Investment Manager

By:	/s/ Christopher M. Santana
Name:	Christopher M. Santana
Title:	Managing Principal

Address For Notices:

Fund Operations
Monarch Alternative Capital LP
535 Madison Avenue
26th Floor
New York, NY 10022

SCHEDULE A

Seller	Number of Shares

Monarch Alternative Solutions Master Fund Ltd	32,060
Monarch Capital Master Partners III LP	189,544
MCP Holdings Master LP	128,861
Monarch Debt Recovery Master Fund Ltd	328,016
P Monarch Recovery Ltd	71,519